CONTACTS:    Investors                        Media
Robin Washington                    Amy Flood
(650) 522-5688                        (650) 522-5643

Patrick O'Brien
(650) 522-1936

For Immediate Release

GILEAD SCIENCES ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2012 FINANCIAL RESULTS

- Fourth Quarter Product Sales of $2.51 billion, Up 18 percent Year over Year -
- Full Year 2012 Product Sales of $9.40 billion, Up 16 percent over 2011 -
- Full Year 2012 Operating Cash Flows of $3.19 billion -

Foster City, CA, February 4, 2013 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the fourth quarter and full year 2012. Total revenues for the fourth quarter of 2012 increased 18 percent to $2.59 billion, from $2.20 billion for the fourth quarter of 2011. Net income for the fourth quarter of 2012 was $762.5 million, or $0.47 per diluted share compared to $665.1 million, or $0.43 per diluted share for the fourth quarter of 2011. Non-GAAP net income for the fourth quarter of 2012, which excludes acquisition-related, restructuring and stock-based compensation expenses, was $823.4 million, or $0.50 per diluted share compared to $743.1 million, or $0.49 per diluted share for the fourth quarter of 2011. All earnings per share and share have been adjusted to reflect the two-for-one stock split that became effective on January 25, 2013.

Full year 2012 total revenues were $9.70 billion, up 16 percent compared to $8.39 billion for 2011. Net income for 2012 was $2.59 billion, or $1.64 per diluted share, compared to $2.80 billion, or $1.77 per diluted share for 2011. Non-GAAP net income for 2012, which excludes acquisition-related, restructuring and stock-based compensation expenses, was $3.08 billion, or $1.95 per diluted share, compared to $3.04 billion, or $1.93 per diluted share for 2011.

Product Sales
Product sales increased 18 percent to $2.51 billion for the fourth quarter of 2012 compared to $2.13 billion for the fourth quarter of 2011. For 2012, product sales increased 16 percent to $9.40 billion compared to $8.10 billion in 2011. The increase in product sales was due primarily to Gilead's antiviral franchise, resulting from increased sales of Complera®/Eviplera® (emtricitabine 200 mg/rilpivirine 25 mg/tenofovir disoproxil fumarate 300 mg), Atripla® (efavirenz 600 mg/emtricitabine 200 mg/tenofovir disoproxil fumarate 300 mg) and Truvada® (emtricitabine 200 mg/tenofovir disoproxil fumarate 300 mg) as well as the launch of Stribild® (elvitegravir 150 mg/cobicistat 150 mg/emtricitabine 200 mg/tenofovir disoproxil fumarate 300 mg).

Antiviral Franchise
Antiviral product sales increased 17 percent to $2.17 billion for the fourth quarter of 2012, up from $1.86 billion for the fourth quarter of 2011, reflecting sales growth of 20 percent in the U.S. and 9 percent in Europe. For 2012, antiviral product sales increased 15 percent to $8.14 billion from $7.05 billion in 2011, reflecting sales growth of 21 percent in the U.S. and 6 percent in Europe.

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Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264

February 4, 2013	2

•	Atripla
Sales of Atripla increased 6 percent to $917.5 million for the fourth quarter of 2012, up from $863.3 million for the fourth quarter of 2011, reflecting sales growth of 6 percent in the U.S. and 5 percent in Europe. For 2012, Atripla sales increased 11 percent to $3.57 billion from $3.22 billion in 2011.

•	Truvada
Sales of Truvada increased 12 percent to $832.7 million for the fourth quarter of 2012, up from $746.0 million for the fourth quarter of 2011, reflecting sales growth of 16 percent in the U.S. and 6 percent in Europe. For 2012, Truvada sales increased 11 percent to $3.18 billion from $2.88 billion in 2011.

•	Viread
Sales of Viread® (tenofovir disoproxil fumarate) increased 19 percent to $226.7 million for the fourth quarter of 2012, up from $190.9 million for the fourth quarter of 2011, reflecting sales growth of 25 percent in the U.S. and 2 percent in Europe. For 2012, Viread sales increased 15 percent to $848.7 million from $737.9 million in 2011.

•	Complera/Eviplera
Sales of Complera/Eviplera grew to $117.8 million for the fourth quarter of 2012 compared to $19.7 million for the fourth quarter of 2011. For 2012, Complera/Eviplera sales increased to $342.2 million from $38.7 million in 2011. Complera was approved in the U.S. in August 2011, and Eviplera was approved in the European Union in November 2011.

•	Stribild
Sales of our newest product, Stribild, which was launched in the U.S. in August 2012, were $40.0 million for the fourth quarter of 2012.

Cardiovascular Franchise
Cardiovascular product sales increased 33 percent to $215.2 million for the fourth quarter of 2012, up from $162.3 million for the fourth quarter of 2011. For 2012, cardiovascular product sales increased 28 percent to $783.0 million from $613.4 million in 2011.

•	Letairis
Sales of Letairis® (ambrisentan) increased 48 percent to $116.1 million for the fourth quarter of 2012, up from $78.7 million for the fourth quarter of 2011. For 2012, Letairis sales increased 40 percent to $410.1 million from $293.4 million in 2011.

•	Ranexa
Sales of Ranexa® (ranolazine) increased 19 percent to $99.1 million for the fourth quarter of 2012, up from $83.7 million for the fourth quarter of 2011. For 2012, Ranexa sales increased 17 percent to $372.9 million from $320.0 million in 2011.

Other Products
Sales of other products increased 15 percent to $127.7 million for the fourth quarter of 2012 compared to $111.0 million for the fourth quarter of 2011 and included AmBisome® (amphotericin B) liposome for injection and Cayston® (aztreonam for inhalation solution). For 2012, sales of other products increased 8 percent to $473.6 million from $439.2 million in 2011.

Royalty, Contract and Other Revenues
Royalty, contract and other revenues from collaborations were $77.5 million for the fourth quarter of 2012, up 16 percent from $67.0 million for the fourth quarter of 2011. For 2012, royalty, contract and other revenues were $304.1 million, up 7 percent from $283.0 million in 2011.

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February 4, 2013	3

Research and Development Expenses
Research and development (R&D) expenses for the fourth quarter of 2012 were $439.7 million compared to $402.2 million for the fourth quarter of 2011. Non-GAAP R&D expenses for the fourth quarter of 2012, which exclude acquisition-related, restructuring and stock-based compensation expenses, were $409.3 million compared to $349.3 million for the fourth quarter of 2011. For 2012, R&D expenses were $1.76 billion compared to $1.23 billion in 2011. Non-GAAP R&D expenses for 2012 were $1.50 billion compared to $1.12 billion in 2011, due primarily to the continued investment in Gilead's product pipeline, particularly in liver disease and oncology.

Selling, General and Administrative Expenses
Selling, general and administrative (SG&A) expenses for the fourth quarter of 2012 were $365.8 million compared to $346.2 million for the fourth quarter of 2011. Non-GAAP SG&A expenses for the fourth quarter of 2012, which exclude acquisition-related, restructuring and stock-based compensation expenses, were $332.3 million compared to $289.9 million for the fourth quarter of 2011. For 2012, SG&A expenses were $1.46 billion compared to $1.24 billion in 2011. Non-GAAP SG&A expenses for 2012 were $1.23 billion compared to $1.09 billion in 2011, due primarily to increased expenses to support the ongoing growth of Gilead's business.

Interest Expense and Other Income (Expense), Net
Interest expense for the fourth quarter of 2012 was $85.9 million compared to $75.0 million for the fourth quarter of 2011. For 2012, interest expense was $360.9 million compared to $205.4 million in 2011. The increase was due primarily to the additional debt issued in connection with the acquisition of Pharmasset Inc. (Pharmasset). Other income (expense), net for the fourth quarter of 2012 was $1.4 million compared to $26.4 million in the fourth quarter of 2011. For 2012, other income (expense), net was a net expense of $(37.3) million compared to income of $66.6 million in 2011. The change was due primarily to a $40.1 million loss resulting from the Greek government's debt restructuring and decreased interest income resulting from lower cash, cash equivalents and marketable securities and lower yields.

Income Taxes
The effective tax rate for 2012 was 28.7 percent compared to 23.6 percent for 2011. The increase was primarily due to acquisition-related expenses which are not tax deductible and the expiration of the federal R&D tax credit at the end of 2011. The non-GAAP effective tax rate for 2012 was 26.8 percent compared to 24.6 percent for 2011. In January 2013, the United States Congress passed the American Taxpayer Relief Act of 2012 which retroactively extended the federal research tax credit. As a result, we expect that our income tax provision for the first quarter of fiscal 2013 will include a discrete tax benefit which will reduce our effective tax rate for the quarter and to a lesser extent, the annual effective tax rate.

Net Foreign Currency Exchange Impact
The net foreign currency exchange impact on fourth quarter 2012 product sales and pre-tax earnings was a favorable $12.4 million and $19.8 million, respectively, compared to the fourth quarter of 2011. For 2012, the net foreign currency exchange impact on product sales and pre-tax earnings was an unfavorable $57.1 million and $22.5 million, respectively, compared to 2011.

Cash, Cash Equivalents and Marketable Securities
As of December 31, 2012, Gilead had $2.58 billion of cash, cash equivalents and marketable securities compared to $9.96 billion as of December 31, 2011. The decrease was due to the acquisition of Pharmasset in the first quarter of 2012. Gilead generated $3.19 billion of operating cash flow in 2012 including $705.7 million generated in the fourth quarter of 2012.

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February 4, 2013	4

Corporate Highlights
In December, Gilead's Board of Directors approved a two-for-one stock split of the Company's outstanding common stock to be effected through a stock dividend. Stockholders of record as of the close of business on January 7, 2013 were entitled to a stock dividend of one additional share of common stock for every share owned. Based on the total number of shares of common stock outstanding as of December 31, 2012, the stock split increased the total number of shares of common stock outstanding from approximately 759,581,290 to 1,519,162,580, out of the 2,800,000,000 shares of common stock authorized. All earnings per share and share have been adjusted to reflect the two-for-one stock split that became effective on January 25, 2013.

Also in December, Gilead and YM BioSciences Inc. (YM) signed a definitive agreement under which Gilead agreed to acquire YM for approximately USD $510 million. YM reported CAD $125.5 million in cash and cash equivalents as of September 30, 2012. Gilead plans to fund the acquisition with cash on hand. The transaction is expected to close in the first quarter of 2013.

Product and Pipeline Update
Antiviral Franchise
In November Gilead announced:

•
Interim data from the ongoing Phase 2 ELECTRON study examining a 12-week course of therapy with the investigational nucleotide sofosbuvir (formerly referred to as GS-7977), the NS5A inhibitor ledipasvir (formerly referred to as GS-5885) and ribavirin in patients with genotype 1 chronic hepatitis C virus infection. Among treatment-naïve patients receiving this combination, 100 percent (n=25/25) remained HCV RNA undetectable four weeks after completing therapy. These data were presented at the 63rd annual meeting of the American Association for the Study of Liver Diseases in Boston.

•
A Phase 3b clinical trial result from STaR (Single Tablet Regimen), the first head-to-head study comparing the single tablet regimens Complera and Atripla in treatment-naïve adults with HIV infection. Data demonstrated that Complera, which is marketed as Eviplera in the European Union, is non-inferior to Atripla based on the proportion of patients with HIV RNA levels (viral load) < 50 copies/mL at 48 weeks.

•
Two-year (96-week) results from two pivotal Phase 3 studies (Studies 102 and 103) evaluating the company's newest single tablet HIV regimen, Stribild, among treatment-naïve patients with HIV-1 infection. Data showed that Stribild was non-inferior after two years of treatment to two standard of care HIV regimens, Atripla in Study 102 and a protease-based regimen of ritonavir-boosted atazanavir plus Truvada in Study 103. The results were presented in an oral session at the 11th International Congress on Drug Therapy in HIV Infection in Glasgow, United Kingdom.

•
Topline results from the Phase 3 POSITRON study examining a 12-week course of once-daily sofosbuvir plus ribavirin in patients with genotype 2 or 3 chronic HCV infection who are not candidates to take interferon. The study found that 78 percent of patients (n=161/207) remained HCV RNA undetectable 12 weeks after completing therapy. The safety profile of sofosbuvir was similar to that observed in previous studies, and there were few treatment discontinuations due to adverse events.

•
The European Commission granted marketing authorization for two new indications for once-daily Viread. The first new indication permits the use of Viread in combination with other antiretroviral agents for the treatment of HIV-1 infected pediatric patients aged 2 to less than 18 years with nucleoside reverse transcriptase inhibitor resistance or toxicities precluding the use of first line pediatric agents. Additionally, Viread was approved for the treatment of chronic hepatitis B virus infection in adolescent patients aged 12 to less than 18 years with compensated liver disease and evidence of immune active disease.

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February 4, 2013	5

In October, Gilead announced:

•
A Phase 2 clinical trial evaluating tenofovir alafenamide (TAF), met its primary objective. TAF is an investigational novel prodrug of tenofovir for the treatment of HIV-1 infection formerly referred to as GS-7340. The ongoing study compares a once-daily single tablet regimen containing TAF 10 mg/elvitegravir 150 mg/cobicistat 150 mg/emtricitabine 200 mg with Stribild among treatment-naïve adults.

Conference Call
At 4:30 p.m. Eastern Time today, Gilead's management will host a conference call and a simultaneous webcast to discuss results from its fourth quarter and full year 2012 as well as provide 2013 guidance and a general business update. To access the webcast live via the internet, please connect to the company's website at www.gilead.com 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. Alternatively, please call 1-800-901-5231 (U.S.) or 1-617-786-2961 (international) and dial the participant passcode 49057415 to access the call.

A replay of the webcast will be archived on the company's website for one year, and a phone replay will be available approximately two hours following the call through February 7, 2013. To access the phone replay, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 15606712.

About Gilead
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company's mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Asia Pacific.

Non-GAAP Financial Information
Gilead has presented certain financial information in accordance with U.S. GAAP (GAAP) and also on a non-GAAP basis. Management believes this non-GAAP information is useful for investors, taken in conjunction with Gilead's GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Gilead's operating results as reported under U.S. GAAP. A reconciliation between GAAP and non-GAAP financial information is provided in the table on pages 8 and 9.

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February 4, 2013	6

Forward-looking Statements
Statements included in this press release that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: Gilead's ability to achieve its anticipated full year 2013 financial results; Gilead's ability to sustain growth in revenues for its antiviral, cardiovascular and respiratory franchises; continued fluctuations in ADAP purchases driven by federal and state grant cycles which may not mirror patient demand and may cause fluctuations in Gilead's earnings; the possibility of unfavorable results from additional arms of the ELECTRON and QUANTUM studies and subsequent clinical trials involving sofosbuvir and the fixed-dose combination of sofosbuvir and ledipasvir; the levels of inventory held by wholesalers and retailers which may cause fluctuations in Gilead's earnings; Gilead's ability to submit new drug applications for new product candidates in the timelines currently anticipated, including sofosbuvir for the treatment of hepatitis C; Gilead's ability to receive regulatory approvals in a timely manner or at all, for new and current products; Gilead's ability to successfully commercialize its products, including Complera/Eviplera and Stribild; Gilead's ability to successfully develop its respiratory, cardiovascular and oncology/inflammation franchises; safety and efficacy data from clinical studies may not warrant further development of Gilead's product candidates, including sofosbuvir; the potential for additional austerity measures in European countries that may increase the amount of discount required on Gilead's products; fluctuations in the foreign exchange rate of the U.S. dollar that may cause an unfavorable foreign currency exchange impact on Gilead's future revenues and pre-tax earnings; Gilead's ability to consummate the purchase of YM, including the risk that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; Gilead's ability to advance Pharmasset's or YM's product pipeline; and other risks identified from time to time in Gilead's reports filed with the U.S. Securities and Exchange Commission. In addition, Gilead makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. Gilead bases its estimates on historical experience and on various other market-specific and other relevant assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly from these estimates. You are urged to consider statements that include the words may, will, would, could, should, might, believes, estimates, projects, potential, expects, plans, anticipates, intends, continues, forecast, designed, goal, or the negative of those words or other comparable words to be uncertain and forward-looking. Gilead directs readers to its press releases, Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and other subsequent disclosure documents filed with the Securities and Exchange Commission. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

# # #

Gilead owns or has rights to various trademarks, copyrights and trade names used in our business, including the following: GILEAD®, GILEAD SCIENCES®, TRUVADA®, VIREAD®, HEPSERA®, AMBISOME®, EMTRIVA®, COMPLERA®, EVIPLERA®, STRIBILD®, VISTIDE®, LETAIRIS®, VOLIBRIS®, RANEXA®, CAYSTON® and RAPISCAN®.
ATRIPLA® is a registered trademark belonging to Bristol-Myers Squibb & Gilead Sciences, LLC.
LEXISCAN® is a registered trademark belonging to Astellas U.S. LLC.
MACUGEN® is a registered trademark belonging to Eyetech, Inc.
SUSTIVA® is a registered trademark of Bristol-Myers Squibb Pharma Company.
TAMIFLU® is a registered trademark belonging to Hoffmann-La Roche Inc.

For more information on Gilead Sciences, Inc., please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

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February 4, 2013	7

GILEAD SCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Product sales	$2,510,811	$2,133,334	$9,398,371	$8,102,359
Royalty, contract and other revenues	77,474	67,044	304,146	283,026
Total revenues	2,588,285	2,200,378	9,702,517	8,385,385
Costs and expenses:
Cost of goods sold	675,818	584,447	2,471,363	2,124,410
Research and development	439,659	402,236	1,759,945	1,229,151
Selling, general and administrative	365,825	346,219	1,461,034	1,241,983
Total costs and expenses	1,481,302	1,332,902	5,692,342	4,595,544
Income from operations	1,106,983	867,476	4,010,175	3,789,841
Interest expense	(85,906)	(74,998)	(360,916)	(205,418)
Other income (expense), net	1,386	26,365	(37,279)	66,581
Income before provision for income taxes	1,022,463	818,843	3,611,980	3,651,004
Provision for income taxes	263,504	157,084	1,038,381	861,945
Net income	758,959	661,759	2,573,599	2,789,059
Net loss attributable to noncontrolling interest	3,582	3,386	17,967	14,578
Net income attributable to Gilead	$762,541	$665,145	$2,591,566	$2,803,637
Net income per share attributable to Gilead common stockholders - basic(1)	$0.50	$0.44	$1.71	$1.81
Net income per share attributable to Gilead common stockholders - diluted(1)	$0.47	$0.43	$1.64	$1.77
Shares used in per share calculation - basic(1)	1,517,208	1,504,448	1,514,621	1,549,806
Shares used in per share calculation - diluted(1)	1,636,939	1,532,652	1,582,549	1,580,236

(1) Net income per share and the number of shares used in the per share calculations for all periods presented reflect the two-for-one stock split in the form of a stock dividend declared on December 10, 2012 which took effect on January 25, 2013.

February 4, 2013	8

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(unaudited)
(in thousands, except percentages and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Cost of goods sold reconciliation:
GAAP cost of goods sold	$675,818	$584,447	$2,471,363	$2,124,410
Stock-based compensation expenses	(977)	(668)	(7,061)	(8,433)
Acquisition related-amortization of purchased intangibles	(15,837)	(17,407)	(63,346)	(69,629)
Non-GAAP cost of goods sold	$659,004	$566,372	$2,400,956	$2,046,348

Product gross margin reconciliation:
GAAP product gross margin	73.2%	72.6%	73.8%	73.8%
Stock-based compensation expenses	—%	—%	0.1%	0.1%
Acquisition related-amortization of purchased intangibles	0.6%	0.8%	0.7%	0.9%
Non-GAAP product gross margin(1)	73.8%	73.4%	74.5%	74.8%

Research and development expenses reconciliation:
GAAP research and development expenses	$439,659	$402,236	$1,759,945	$1,229,151
Stock-based compensation expenses	(24,886)	(18,961)	(187,100)	(73,490)
Restructuring expenses	(89)	(78)	(7,411)	(1,438)
Acquisition related-transaction costs	—	—	(345)	(446)
Acquisition related-contingent consideration remeasurement	(5,353)	(7,286)	(69,469)	(8,484)
Acquisition related-IPR&D Impairment	—	(26,630)	—	(26,630)
Non-GAAP research and development expenses	$409,331	$349,281	$1,495,620	$1,118,663

Selling, general and administrative expenses reconciliation:
GAAP selling, general and administrative expenses	$365,825	$346,219	$1,461,034	$1,241,983
Stock-based compensation expenses	(31,264)	(26,634)	(208,501)	(110,455)
Restructuring expenses	63	(1,233)	(13,136)	(7,287)
Acquisition related-transaction costs	(1,236)	(28,466)	(12,332)	(29,744)
Acquisition related-amortization of purchased intangibles	(1,125)	—	(1,125)	—
Non-GAAP selling, general and administrative expenses	$332,263	$289,886	$1,225,940	$1,094,497

Operating margin reconciliation:
GAAP operating margin	42.8%	39.4%	41.3%	45.2%
Stock-based compensation expenses	2.2%	2.1%	4.2%	2.3%
Restructuring expenses	0.0%	0.1%	0.2%	0.1%
Acquisition related-transaction costs	0.0%	1.3%	0.1%	0.4%
Acquisition related-amortization of purchased intangibles	0.7%	0.8%	0.7%	0.8%
Acquisition related-contingent consideration remeasurement	0.2%	0.3%	0.7%	0.1%
Acquisition related-IPR&D Impairment	—%	1.2%	—%	0.3%
Non-GAAP operating margin(1)	45.9%	45.2%	47.2%	49.2%

Interest expense reconciliation:
GAAP interest expense	$(85,906)	$(74,998)	$(360,916)	$(205,418)
Acquisition related-transaction costs	—	23,817	7,333	23,817
Non-GAAP interest expense	$(85,906)	$(51,181)	$(353,583)	$(181,601)

Net income attributable to Gilead reconciliation:
GAAP net income attributable to Gilead, net of tax	$762,541	$665,145	$2,591,566	$2,803,637
Stock-based compensation expenses	42,423	35,303	346,705	145,053
Restructuring expenses	101	1,010	15,038	6,579
Acquisition related-transaction costs	981	12,798	14,646	14,522
Acquisition related-amortization of purchased intangibles	12,605	13,275	47,186	52,500
Acquisition related-contingent consideration remeasurement	4,783	7,584	68,899	8,484
Acquisition related-IPR&D Impairment	—	7,989	—	7,989
Non-GAAP net income attributable to Gilead, net of tax	$823,434	$743,104	$3,084,040	$3,038,764

February 4, 2013	9

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Diluted earnings per share reconciliation:
GAAP diluted earnings per share	$0.47	$0.43	$1.64	$1.77
Stock-based compensation expenses	0.03	0.02	0.22	0.09
Restructuring expenses	0.00	0.00	0.01	0.00
Acquisition related-transaction costs	0.00	0.01	0.01	0.01
Acquisition related-amortization of purchased intangibles	0.01	0.01	0.03	0.03
Acquisition related-contingent consideration remeasurement	0.00	0.00	0.04	0.01
Acquisition related-IPR&D Impairment	—	0.01	—	0.01
Non-GAAP diluted earnings per share(1)	$0.50	$0.49	$1.95	$1.93

Shares used in per share calculation (diluted)(2) reconciliation:
GAAP shares used in per share calculation (diluted)	1,636,939	1,532,652	1,582,549	1,580,236
Share impact of current stock-based compensation rules	(1,965)	(4,266)	(2,522)	(4,032)
Non-GAAP shares used in per share calculation (diluted)	1,634,974	1,528,386	1,580,027	1,576,204

Non-GAAP adjustment summary:
Cost of goods sold adjustments	$16,814	$18,075	$70,407	$78,062
Research and development expenses adjustments	30,328	52,955	264,325	110,488
Selling, general and administrative expenses adjustments	33,562	56,333	235,094	147,486
Interest expense adjustments	—	23,817	7,333	23,817
Total non-GAAP adjustments before tax	80,704	151,180	577,159	359,853
Income tax effect	(19,811)	(73,221)	(84,685)	(124,726)
Total non-GAAP adjustments after tax	$60,893	$77,959	$492,474	$235,127

(1) Amounts may not sum due to rounding
(2) The earnings per share calculation and the number of shares used in the per share calculation reflect the two-for-one stock split in the form of a stock dividend declared on December 10, 2012 which took effect on January 25, 2013.

February 4, 2013	10

GILEAD SCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2012	2011(1)
	(unaudited)
Cash, cash equivalents and marketable securities	$2,582,086	$9,963,972
Accounts receivable, net	1,751,388	1,951,167
Inventories	1,744,982	1,389,983
Property, plant and equipment, net	1,100,259	774,406
Intangible assets, net	11,736,393	1,062,864
Goodwill	1,060,919	1,004,102
Other assets	1,263,811	1,156,640
Total assets	$21,239,838	$17,303,134

Current liabilities	$4,270,020	$2,514,790
Long-term liabilities	7,418,949	7,920,995
Stockholders’ equity(2)	9,550,869	6,867,349
Total liabilities and stockholders’ equity	$21,239,838	$17,303,134

(1) Derived from the audited consolidated financial statements as of December 31, 2011.
(2) As of December 31, 2012, there were 1,519,163 shares of common stock issued and outstanding. The number of common shares outstanding reflects the two-for-one stock split in the form of a stock dividend declared on December 10, 2012 which took effect on January 25, 2013.

February 4, 2013	11

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY
(unaudited)
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Antiviral products:
Atripla – U.S.	$579,979	$547,469	$2,252,655	$2,022,049
Atripla – Europe	281,476	267,501	1,102,570	1,042,668
Atripla – Other International	56,031	48,345	219,258	159,801
	917,486	863,315	3,574,483	3,224,518

Truvada – U.S.	431,715	373,574	1,612,506	1,385,411
Truvada – Europe	334,907	316,953	1,315,533	1,257,265
Truvada – Other International	66,102	55,475	253,071	232,465
	832,724	746,002	3,181,110	2,875,141

Viread – U.S.	105,192	84,321	387,929	324,741
Viread – Europe	84,585	83,250	335,540	328,312
Viread – Other International	36,904	23,297	125,228	84,814
	226,681	190,868	848,697	737,867

Complera / Eviplera – U.S.	84,328	19,463	280,070	38,507
Complera / Eviplera – Europe	27,932	85	52,703	85
Complera / Eviplera – Other International	5,554	155	9,427	155
	117,814	19,703	342,200	38,747

Stribild – U.S.	40,022	—	57,533	—
Stribild – Other International	3	—	3	—
	40,025	—	57,536	—

Hepsera – U.S.	9,766	14,450	43,362	57,259
Hepsera – Europe	12,907	14,845	54,291	75,138
Hepsera – Other International	2,835	3,001	10,662	12,282
	25,508	32,296	108,315	144,679

Emtriva – U.S.	4,951	4,734	18,531	17,216
Emtriva – Europe	1,544	1,698	6,713	6,860
Emtriva – Other International	1,135	1,357	4,205	4,688
	7,630	7,789	29,449	28,764

Total Antiviral products – U.S.	1,255,953	1,044,011	4,652,586	3,845,183
Total Antiviral products – Europe	743,351	684,332	2,867,350	2,710,328
Total Antiviral products – Other International	168,564	131,630	621,854	494,205
	2,167,868	1,859,973	8,141,790	7,049,716

Letairis	116,078	78,661	410,054	293,426
Ranexa	99,127	83,651	372,949	320,004
AmBisome	90,781	80,784	346,646	330,156
Other products	36,957	30,265	126,932	109,057
	342,943	273,361	1,256,581	1,052,643

Total product sales	$2,510,811	$2,133,334	$9,398,371	$8,102,359